UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 24, 2006

ARVINMERITOR, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

2135 West Maple Road, Troy, Michigan	48084-7186
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

ArvinMeritor, Inc. (“ArvinMeritor” or the “company”) approved changes to certain retiree medical plans in fiscal years 2002 and 2004. See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation – Overview and – Critical Accounting Policies – Retiree Medical, and Note 19 of the Notes to Consolidated Financial Statements under Item 8. Financial Statements and Supplementary Data in ArvinMeritor’s Annual Report on Form 10-K for the fiscal year ended October 2, 2005 (“Form 10-K”), incorporated herein by reference, for information with respect to the changes made to the company’s retiree medical benefits and the related accounting and financial impacts.

As described in Item 3. Legal Proceedings in the Form 10-K, and in ArvinMeritor’s Current Report on Form 8-K, filed on December 27, 2005, incorporated herein by reference, three separate class action lawsuits were filed in the United States District Court for the Eastern District of Michigan (“District Court”) against ArvinMeritor as a result of the modifications made by the company to its retiree health benefits. The lawsuits allege that the changes breach the terms of various collective bargaining agreements entered into with the United Auto Workers (“UAW”) and the United Steel Workers at facilities that have either been closed or sold, and allege a companion claim restating these claims and seeking to bring them under the Employee Retirement Income Security Act of 1974. On December 22, 2005, the District Court issued an order granting a motion by the UAW for a preliminary injunction. The order enjoins the company from implementing the changes to retiree health benefits that had been scheduled to become effective on January 1, 2006, and orders the company to reinstate and resume paying the full cost of health benefits for the UAW retirees at the levels existing prior to the changes approved in 2002 and 2004.

Due to the uncertainty related to the ongoing lawsuits and since the injunction has the impact of at least temporarily changing the benefits provided under the existing postretirement medical plans, the company has accounted for the injunction as a partial rescission of the 2002 and 2004 plan amendments. The company recalculated the accumulated postretirement benefit obligation (”APBO”) as of December 22, 2005, which resulted in an increase in the APBO of $168 million. The increase in APBO will offset the remaining unamortized negative prior service cost of the 2002 and 2004 plan amendments and will increase retiree medical expense over the average remaining service period associated with the original plan amendments of approximately 10 years. In addition, the increase in APBO will result in higher interest cost, a component of retiree medical expense, of approximately $9 million. For accounting purposes, the company will begin recording the impact of the injunction in March 2006 on a one-quarter lag consistent with the 90-day lag between the company’s plan measurement date and its fiscal year-end. As a result, the company expects its retiree medical expense to increase by approximately $13 million in fiscal year 2006. The company also expects retiree medical benefit payments to increase approximately $10 million in fiscal year 2006 compared to previous estimates as a result of the injunction.

The company continues to believe it has meritorious defenses to these actions and plans to defend these suits vigorously. The ultimate outcome of these three class action lawsuits may result in future plan amendments. The impact of any future plan amendments cannot currently be estimated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARVINMERITOR, INC.

Date: January 24, 2006	By:	/s/	Vernon G. Baker, II
Vernon G. Baker, II
Senior Vice President and General Counsel